Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

December 12, 2012

Open Letter to CEDC Shareholders and Bondholders:

As you may be aware, earlier this week, Roust Trading Ltd. (“RTL”) filed an amended 13D that, like RTL’s first letter published last month, contains inaccurate and misleading statements and, accordingly, has created confusion and uncertainty in the marketplace.

Over the past several weeks, the Special Committee of the Board of Directors has been attempting to engage RTL in negotiations over potential amendments to its Amended and Restated Securities Purchase Agreement (and related Governance Agreement). The Special Committee views the RTL parties as critically important participants in the recapitalization of CEDC; however, the Special Committee cannot allow the RTL parties, as one stakeholder of many, to control the very process by which the best transaction alternative for all stakeholders is pursued.

The purpose of this letter is to clarify the inaccurate and misleading statements contained in RTL’s 13D filing. In particular, this letter explains why CEDC refused to agree to RTL’s repeated demands that Mr. Tariko be given complete control of CEDC, including CEDC’s restructuring process; why the proposal referred to in RTL’s 13D filing is completely illusory and not in the best interests of CEDC and its stakeholders; and how CEDC offered Mr. Tariko a reasonable proposal recognizing the proper corporate governance required.

We encourage you to read this open letter. Once you have done so, you will have the facts; we believe that you will also have a much clearer understanding of the situation involving RTL and Mr. Tariko, and what the Special Committee is doing to protect your interests.

Background

RTL, an entity controlled by Mr. Tariko, has become a significant minority shareholder of CEDC (holding 16.4% of CEDC shares), a significant holder of CEDC 2013 Convertible Bonds, and the party to a partnership agreement with CEDC under which RTL agreed to form a strategic alliance with CEDC and provide funding to CEDC next year. In connection with RTL’s investment, the parties agreed to a corporate governance framework whereby Mr. Tariko was appointed chairman of the CEDC Board and interim President of CEDC. It was also agreed that RTL would have a certain number of nominees on the CEDC board – three in all (the “RTL Directors”) – and that a majority of the Board members would not be affiliated with or designated by RTL (the “Non-RTL Directors”). This construct reflected the facts that a majority of the CEDC investors are not affiliated with RTL and that RTL is a competitor of CEDC in certain markets.

RTL’s Demands for Complete Control are Unreasonable

Notwithstanding the corporate governance framework agreed to in the interests of all CEDC stakeholders, Mr. Tariko has been demanding complete control of CEDC. Mr. Tariko has demanded control of the Board, all of the Company’s operations and finances, the process by which the Special Committee is developing and considering restructuring transaction alternatives, including possible alternatives with RTL and Mr. Tariko, and the implementation of any such restructuring plan. The following explains why the Special Committee has refused Mr. Tariko’s repeated demands, and how the Special Committee has proposed to work with Mr. Tariko in furtherance of a governance process that is fair to all stakeholders.

•

As an initial matter, and as stated in our letter to you dated November 16, 2012, if one or more of RTL or Mr. Tariko (the “RTL Parties”) want complete control over CEDC, then they should submit a proposal to acquire 100% of CEDC. Mr. Tariko and RTL currently own 16.4% of CEDC stock and a portion of the 2013 Convertible Notes.

•

Mr. Tariko has a clear conflict of interest on account of the many different roles that the RTL Parties have as significant shareholders, significant debt holders, significant contract counterparties, possible restructuring transaction counterparties and competitors in the marketplace. Handing Mr. Tariko complete control in this delicate phase of the restructuring of CEDC could jeopardize the company and its other stakeholders.

•

Accordingly, it is critical that at both the Board level and the executive level, personnel not affiliated with the RTL Parties either remain in control of CEDC or be able to implement effectively the checks and balances in the corporate governance structure agreed to with RTL.

•

The Special Committee, with the assistance of experienced restructuring financial advisors described below, is in the process of developing and assessing a range of possible strategic alternatives. The Special Committee views the RTL Parties as critically important participants in that process and has actively encouraged their involvement. But the Special Committee cannot allow the RTL Parties, as only one stakeholder of many and as a significant potential transaction counterparty, to control the very process by which the best transaction alternative is developed, identified, evaluated and pursued. Yet that is what Mr. Tariko demands.

•

All of the foregoing aside – and one cannot set it aside — to accede to Mr. Tariko’s demands would, in the Special Committee’s view, taint almost any restructuring transaction involving RTL or Mr. Tariko, and could result in destructive court challenges by other stakeholders who believe that their interests were not protected by a disinterested body like the Special Committee. This clearly would not be in the interest of CEDC or any of its stakeholders.

•

Notwithstanding the foregoing, the Special Committee proposed to Mr. Tariko that shareholders be afforded the opportunity to vote on whether Mr. Tariko should have unilateral control over CEDC. RTL fails to disclose this in its 13D filing.

•

In particular, the Special Committee proposed that CEDC hold an annual general meeting as soon as possible, where, in relation to Board control and composition, the following alternatives would be proposed: (i) as item 1, the existing slate of directors, consisting of 3 RTL Directors and 4 Non-RTL Directors and (ii) as an alternative item 2, an additional RTL nominee and resignation of one non-RTL nominee to give RTL a majority of the CEDC Board. Shareholders would effectively be asked to choose between a RTL controlled Board or a Board controlled by non-RTL directors.

•

Mr. Tariko refused to agree to this proposal for shareholder democracy, proposing instead (i) that there only be one proposed slate of directors, composed of 4 RTL Directors and 3 Non-RTL Directors, and (ii) absent approval of this slate, the Board automatically would be reduced to 6 members, composed of 3 RTL Directors and 3 Non-RTL Directors, thereby affording Mr. Tariko and RTL an effective veto over any Board action.

•

Mr. Tariko has hired experienced restructuring advisors. Yet all three of the RTL Directors voted against or refused to support CEDC retaining its own restructuring financial advisors. The Board approved such retentions over the RTL Directors’ intransigence, retaining Houlihan Lokey Capital, Inc. (“Houlihan”) and Alvarez & Marsal North America LLC and certain affiliates (“A&M”), both of which are world-renowned restructuring specialists, to assist CEDC in addressing the challenges it faces. Had Mr. Tariko been given his way with respect to the Board composition, CEDC would have been denied such assistance, whereas Mr. Tariko would have had his own such advisors.

•

Mr. Tariko insisted on having complete control over a proposed operating committee charged with all of CEDC’s operations: He wanted unfettered control of all finances of CEDC, and he refused to allow even a single member of the three-member committee to be a Non-RTL Director. Rather, he wants this operating committee to be composed solely of RTL Directors. If Mr. Tariko had control of finance, he would be able to control the way any financing that CEDC obtains is utilized. As a creditor of CEDC, Mr. Tariko is clearly conflicted in that regard.

•	Finally, Mr. Tariko insisted that no restructuring of CEDC should be permitted without his consent.

RTL’s Proposals Are Incomplete and Illusory

RTL itemizes in its 13D filing certain forms of consideration that it proposes to provide to CEDC in exchange for the unilateral control that Mr. Tariko has demanded. None of these forms of consideration is defined and none are real; they are all incomplete and illusory.

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RTL states that its proposal included providing CEDC with $50 million of RTL’s “previously invested capital” for general corporate purposes by agreeing to eliminate contractual restrictions on CEDC’s use of such proceeds.

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RTL’s 13D filing fails to disclose that RTL has demanded that CEDC issue RTL a $50 million note on account of this previously-invested cash, and that such note be secured by collateral owned by CEDC’s operating subsidiaries. In other words, RTL has demanded that equity and subordinated loans in an amount of $50 million be elevated to senior status, to the potential prejudice of other CEDC stakeholders – and this is to be done notwithstanding the fact that his investment already has been made.

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RTL’s 13D filing also fails to disclose that CEDC asked RTL to propose specific economic terms regarding this new $50 million note, including the proposed interest rate, term, and related matters. RTL refused to provide any specifics for the Special Committee to assess and RTL has proposed no such terms in its letter.

•

RTL further states that it has proposed to provide an additional $107 million in capital to CEDC and its operating subsidiaries. This proposal is even more vague and illusory than the proposal related to the $50 million, as it will be provided, in RTL’s terms, only in connection with an undefined, “mutually acceptable potential financial restructuring.” The Special Committee was disappointed to learn that RTL is no longer prepared to support the “backstop” loan, the proceeds of which were to be used to retire 2013 Convertible Bonds. The Special Committee is also concerned that an empty $107 million promise will mislead CEDC and its stakeholders.

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Finally, the RTL 13D filing states that, in exchange for Mr. Tariko being afforded absolute control of CEDC, RTL and Mr. Tariko will use their “commercially reasonable efforts to engage with [CEDC’s] lenders and local guarantee providers . . . to ensure [CEDC’s] continued access to existing working capital lines and guarantees.”

•

It is the Special Committee’s strong belief that Mr. Tariko, as chairman of the Board and interim President of CEDC, already has a fiduciary duty to use his best efforts to work with CEDC’s lenders and local guarantee providers to ensure continued access to working capital lines and guarantees. This is his job. He does not get to hold his basic duty as ransom in exchange for absolute control. And he cannot foment uncertainty in the market by circulating inaccurate and misleading letters, only to demand control as the price for stopping his disinformation campaign.

•	Contrary to the insinuations in Mr. Tariko’s letters and filings, CEDC’s working capital and guarantee situation has improved.

•

RTL’s 13D filing states that RTL may consider purchasing additional securities in the Company. The Special Committee finds RTL’s misleading public campaign and simultaneous stated desire to purchase additional securities in the market deeply concerning.

Conclusion

The Special Committee believes that RTL’s letter is intended to be destructive and destabilizing and is designed to serve only the interests of the RTL Parties. The Special Committee also believes that the RTL 13D filing and RTL’s conduct is a complete repudiation by RTL of the Amended and Restated Securities Purchase Agreement (and related Governance Agreement) between CEDC and RTL, and reserves its rights accordingly. The proposal set forth in the 13D filing therefore is contrary to the interest of CEDC and its stakeholders and should be ignored.

Next Steps

RTL uses its 13D filing to announce a meeting with certain holders of CEDC’s stock and debt. Any invitee of course is free to attend any meeting for any reason. However, none of the RTL Parties speaks for CEDC, and none of them is authorized to make any proposals on behalf of CEDC. The Special Committee does not believe that an informal meeting of a select group of shareholders with inadequate and/or tainted information is a proper substitute for an annual general meeting and related proxy process that gives complete information and a voice to all shareholders. While the Special Committee welcomes the development and submission of any restructuring proposals, given the inherent conflicts of interest surrounding the RTL Parties, the Special Committee will not recommend any proposal or other alternative that the RTL Parties formulate without subjecting that proposal to a fair and independent process supervised by disinterested Directors.

The Special Committee will continue to try to engage with the RTL Parties, with the assistance of Houlihan and A&M, and it will also vigorously protect and defend the interests of CEDC and its stakeholders. It also will continue to work, again with the assistance of Houlihan and A&M, to overcome the challenges CEDC is facing. We repeat that we welcome and encourage RTL’s and Mr. Tariko’s involvement in the restructuring process. As significant stakeholders, ideally they will be part of a restructuring solution. But as interested parties, they cannot have absolute control over the process. That approach is in no one’s interests – including theirs.

Sincerely,

The CEDC Special Committee

N.Scott Fine

Markus Sieger

David Bailey

Robert Koch